Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
August 3, 2006

Thank you Steve and good morning everyone!

My comments relate primarily to the second quarter of 2006. We will file our Form 10-Q this morning. You will find more details there for the second quarter results. During my remarks, I will provide earnings per share guidance for the third quarter and the full year. Additionally, I will provide updated guidance with respect to operating margins in our Rail and Inland Barge groups.

During the second quarter of 2006 we completed a 3 for 2 stock split. Accordingly, all earnings per share numbers discussed in my presentation are split-adjusted.

For the second quarter of 2006 we reported earnings of $1.08 per share. When you remove the gain and earnings of 29 cents per share associated with the divestiture of our Fittings business, the result is 79 cents earnings per share from continuing operations. This compares with 27 cents per share from continuing operations in the same quarter of 2005 and 44 cents per share in the first quarter of 2006. Revenues for the second quarter 2006 increased 23% over the same quarter last year to a record $883 million.

Earnings from continuing operations exceeded our expectations, primarily due to strong performances by our North American rail operations, railcar components business and Inland Barge operations. The sale of certain real estate accounted for 9 cents per share of this quarter’s earnings.

At this time I will discuss the performance of our individual business segments.

Inland Barge Group
The Inland Barge group’s second quarter performance was consistent with the high end of our guidance, posting revenues of $90 million and operating profit of $10.5 million. This reflected the strength of the backlog which, as of June 30, 2006, was approximately $487 million. This compares with $253 million one year ago.

We anticipate Inland Barge revenues of between $90 to $100 million for the third quarter, growing to $100 to $110 in the fourth quarter. Operating profit margins are expected to range between 10% and 12% for the remainder of the year.

Energy Equipment Group
Now moving to the Energy Equipment group....We are very pleased with this group’s second quarter performance. On a quarter-over-quarter basis, revenues increased approximately 54% to $84 million and operating profit improved by $4.7 million, bringing quarterly profit to $11.9 million. Our current backlog for Structural Windtowers continues to be strong. Recent production improvements have raised our Windtower run rate to $130 million for the full year of 2006. As a reminder, revenues for the Windtowers group were $67 million in 2005.

Construction Products Group
Our Construction Products group, which plays a key part in our earnings diversification strategy, generated revenues which were up 13% when compared to the same quarter of the previous year. Operating profit slightly decreased as margins tightened due to less favorable weather conditions.

Our Concrete and Aggregates business accounted for 55% of this group’s revenues.

Our Highway Products business, which accounted for 37% of this group’s revenues, is performing well. Revenues from this unit’s proprietary line of products continue to be strong.

Leasing
Our Railcar Leasing and Management Services group reported revenues of $71.8 million. Because car sales from the fleet are a regular part of the business and timing of these sales affect a quarter’s results, we tend to focus on year-over-year results for this segment. For the six months ended June 30, 2006, revenues increased by 27% over the previous year. For the first six months, total operating profit increased by $15.2 million due to the additions to the fleet and increased lease rates. We plan to invest between $500 and $550 million in net fleet additions during 2006 to support orders already placed by our customers. These are not speculative additions, but firm commitments. It is clear that the investments we are making in this business are providing long-term paybacks.

Rail Group
In our Rail group, revenues increased 15% on a quarter over quarter basis. Rail group sales to Trinity’s Leasing group were $119 million in the second quarter of 2006 with profits of $12.2 million, or approximately 10 cents per diluted share. This compares with sales to our Leasing group in the second quarter of 2005 of $107 million with profits of $11.6 million, or 10 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our European rail business incurred a loss of approximately $3.0 million for the second quarter. Earlier this week, we announced the pending sale of this business. Our European transaction is very close to being finalized. The operating results for this business will be classified as discontinued operations in the third quarter.

Our margin results for the rail segment were 10.5%. When you remove the effect of our European operations, the North American operations achieved an operating margin of 11.7%.

At this time, we anticipate margins for the Rail group, excluding the results of our European operations, of between 9.5% and 10.5% for the next two quarters.

Our rail margins will be slightly impacted in the third

and fourth quarters by two factors:

•	we will make strategic line changes to address the demand for railcars which serve the renewable fuels market, and

•	we will produce certain cars during the last six months that are the result of a contract entered into during significantly less favorable market conditions.

Our assumptions for margins are based on the following:

•	continued production efficiencies in North America

•	no significant supply problems in steel or other basic materials.

Our North American railcar backlog as of June 30, 2006 consisted of 29,320 railcars with an estimated sales value of approximately $2.2 billion.

Consolidated
Moving to our consolidated results:

Non-leasing capital expenditures are currently projected to be approximately $120 million for 2006.

From an accounting perspective, our third and fourth quarter results will be impacted by our commitment to invest in our lease fleet. During these two quarters, we will defer approximately $18 to $20 million per quarter in operating profits in order to achieve long-term profits in our Leasing business.

Accordingly, we anticipate earnings from continuing operations for the third quarter to range between 57 and 62 cents per share.

Overall, our company guidance for 2006 has been improved. The new guidance from continuing operations is for earnings per share of between $2.35 and $2.45 for the full year on a fully diluted basis. Included in our assumptions for 2006 are:

•	the deferral of approximately $69 million in profit on railcar sales from our Rail group to our Leasing group, or roughly 54 cents per diluted share the completion of the European divestiture

•	continuing to achieve production efficiencies in North America

•	no significant supply problems in steel or components

•	normal weather conditions, and

•	no unanticipated adverse resolution of legal matters.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the second quarter of 2006 was approximately $142 million as compared to $67 million in the same quarter last year.

At this time I will turn the presentation back to James for the question and answer session.